LOREN P. HANSEN A PROFESSIONAL CORPORATION ATTORNEY AT LAW 1301 DOVE STREET, SUITE 370
TELEPHONE: (949) 851-6125	NEWPORT BEACH, CALIFORNIA 92660 lphansen@lphansenlaw.com	CELL PHONE: (949) 275-1145

EXHIBIT 5.1

_______, 2018

First Choice Bancorp

17785 Center Court N, Suite 750

Cerritos, California 90703

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to First Choice Bancorp, a California corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”, with respect to the merger (the “Merger”) of Pacific Commerce Bancorp, a California corporation (“PCB”) with and into the Company in accordance with the terms and conditions of the Agreement and Plan of Reorganization and Merger, dated as of February 23, 2018 between the Company and PCB (the “Merger Agreement”). The Registration Statement is being filed by the for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to __________ shares of the Company’s common stock, no par value per share (the “Shares”) proposed to be offered to the shareholders of PCB in connection with the Merger.

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement, board resolutions, such other records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the terms of the Merger Agreement and the Registration Statement and in accordance with the resolutions adopted by the Company’s board of directors, will be legally issued, fully paid and non-assessable.

First Choice Bancorp

________________, 2018

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,